Exhibit 10.5

CREDIT AGREEMENT
dated as of
December 11, 2007
among
WILLIAMS PARTNERS L.P.
The Lenders Party Hereto
CITIBANK, N.A.,
as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.
and
SCOTIA CAPITAL,
as Joint Lead Arrangers and Joint Book Managers
THE BANK OF NOVA SCOTIA,
as Syndication Agent
BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A.
and
THE ROYAL BANK OF SCOTLAND plc,
as Co-Documentation Agents
5-Year $200,000,000 Senior Unsecured Revolving Credit Facility
5-Year $250,000,000 Senior Unsecured Term Loan Facility

i

SCHEDULES:

Schedule 2.01	-	Commitments
Schedule 6.05	-	Restrictive Agreements
EXHIBITS:

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Borrowing Request
Exhibit C	-	Form of Competitive Bid Request
Exhibit D	-	Form of Interest Election Request
Exhibit E	-	Reserved
Exhibit F	-	Form of Compliance Certificate
Exhibit G	-	Form of Revolving Loan Note
Exhibit H	-	Form of Term Loan Note
Exhibit I	-	Form of Competitive Loan Note
Exhibit J	-	Form of Swingline Loan Note
Exhibit K	-	Form of Guaranty

CREDIT AGREEMENT
     This Credit Agreement dated as of December 11, 2007, is among WILLIAMS PARTNERS L.P., a Delaware limited partnership, the LENDERS party hereto, CITIBANK, N.A., as Administrative Agent and Issuing Bank, and THE BANK OF NOVA SCOTIA, as Swingline Lender.
     The parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the Alternate Base Rate.
     “Administrative Agent” means Citibank, N.A., in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agent’s Group” has the meaning specified in Section 8.02(b).
     “Aggregate Commitments” means the aggregate amount of all of the Lenders’ Revolving Commitments and Term Commitments.
     “Agreement” means this Credit Agreement dated December 11, 2007, among the Borrower, the Lenders party hereto and the Administrative Agent.
     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Aggregate Commitments represented by such Lender’s Commitments. If the Aggregate Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Applicable Rate” means, for any day, with respect to the Revolving Loans and the Term Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar Spread”, “ABR Spread” or “Commitment Fee

Rate”, as the case may be, based upon the ratings by Moody’s, S&P and/or Fitch, respectively, applicable on such date to the Index Debt.

Index Debt Ratings:
(S&P/Fitch/ Moody’s)	Eurodollar Spread	ABR Spread	Commitment Fee Rate
Category 1 > BBB / BBB / Baa2	0.450%	0.00%	0.090%
Category 2 BBB- / BBB- / Baa3	0.600%	0.00%	0.110%
Category 3 BB+ / BB+ / Ba1	0.750%	0.00%	0.125%
Category 4 BB / BB / Ba2	1.000%	0.00%	0.175%
Category 5 < BB- / BB- / Ba3	1.250%	0.25%	0.250%
For purposes of the foregoing, (i) if only one of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, or if only two of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings fall within the same Category, then the other two rating agencies, or other rating agency, shall be deemed to have established a rating in the same Category as such agency or agencies; (ii) if only two of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, (A) if the difference is one Category, the Applicable Rate shall be based on the higher of the two ratings so long as such higher rating is not Fitch’s rating, in which case the lower rating will govern, and (B) if the difference is more than one Category, the Applicable Rate shall be based on the rating one Category below the higher of the two; (iii) if each of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, the Applicable Rate shall be based on (x) the majority rating, if two of such ratings fall within the same Category, or (y) the middle rating, if all three of such ratings fall within different Categories, (iv) if the ratings established or deemed to have been established by Moody’s, S&P and/or Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Approved Electronic Communications” means each Communication that the Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by the Borrower to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic

Communication” shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.11 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.
     “Approved Electronic Platform” has the meaning specified in Section 9.02.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignment and Acceptance” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.05), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Attributable Obligation” of any Person means, with respect to any Sale and Leaseback Transaction of such Person as of any particular time, the present value at such time discounted at the rate of interest implicit in the terms of the lease of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of such Person only, be extended).
     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Commitments.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.
     “Borrower” means Williams Partners L.P., a Delaware limited partnership.
     “Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Competitive Loan or group of Competitive Loans of the same Type made on the same date and as to which a single Interest Period is in effect, or (c) a Swingline Loan.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, and being in the form of attached Exhibit B.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required under GAAP to be classified and accounted for as capital leases on a balance sheet of such Person, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Capital Stock” means:
     (a) in the case of a corporation, corporate stock;
     (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
     (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
     (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
     “Change in Control” means the occurrence of any of the following:
     (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the General Partner to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than Williams or one of its other Subsidiaries;
     (b) the adoption of a plan relating to the liquidation or dissolution of the Borrower or the General Partner;
     (c) any Person other than Williams or any of its Subsidiaries becomes the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the General Partner; or
     (d) the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of, and compliance by the relevant Lender or Issuing Bank with, any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Competitive Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.

     “Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
     “Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment and Term Commitment, as applicable.
     “Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating this Agreement, the other Loan Documents, the Borrower or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.
     “Competitive Bid” means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.
     “Competitive Bid Rate” means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.
     “Competitive Bid Request” means a request by the Borrower for Competitive Bids in accordance with Section 2.04, and being in the form of attached Exhibit C.
     “Competitive Loan” means a Loan made pursuant to Section 2.04.
     “Consolidated EBITDA” means, for any period (without duplication), consolidated net income of the Borrower, its consolidated Subsidiaries and Wamsutter, to the extent allocable to the Borrower, for such period, plus (a) each of the following to the extent deducted in determining such consolidated net income (i) all Consolidated Interest Expense (including with respect to Wamsutter, to the extent of the Borrower’s pro rata interest therein), (ii) all income taxes and franchise taxes of the Borrower, its consolidated Subsidiaries and Wamsutter, to the extent of the Borrower’s pro rata interest therein, for such period, (iii) all depreciation, depletion and amortization (including amortization of goodwill and debt issuance costs) of the Borrower, its consolidated Subsidiaries and Wamsutter, to the extent of the Borrower’s pro rata interest therein, for such period, (iv) any other non-cash charges or losses of the Borrower, its consolidated Subsidiaries and Wamsutter, to the extent of the Borrower’s pro rata interest therein, for such period, including asset impairments, write-downs or write-offs and (v) the amount of charges, fees or expenses associated with any debt, including in connection with the repurchase or repayment thereof, including any premium and acceleration of fees or discounts and other expenses, plus (b) the amount of cash dividends actually received during such period by the Borrower on a consolidated basis from unconsolidated Subsidiaries of the Borrower (other than Wamsutter) or other Persons (provided that any such cash dividends actually received within thirty days after the last day of any fiscal quarter attributable to operations during such prior fiscal quarter shall be deemed to have been received during such prior fiscal quarter and not in the fiscal quarter actually received) minus (c) each of the following (i) all non-cash items of income or gain of the Borrower, its consolidated Subsidiaries and Wamsutter, to the extent of the Borrower’s pro rata interest therein, which were included in determining such consolidated net income for such period, (ii) any cash payments made during such period in respect of items described in clause (a)(iv) above subsequent to the fiscal quarter in which the relevant non-cash charges or losses were reflected as a charge in determining consolidated net income and (iii) equity earnings from unconsolidated Subsidiaries of the Borrower (other than Wamsutter). Consolidated EBITDA shall be subject to the adjustments set forth in the following clauses (A) and (B) for all purposes under this Agreement:

     (A) If, since the beginning of the four fiscal quarter period ending on the date for which Consolidated EBITDA is determined, the Borrower, any Subsidiary or any entity with respect to which the Borrower holds an equity method investment shall have made any acquisition of assets, shall have consolidated or merged with or into any Person (other than a Subsidiary), or shall have made an acquisition of any Person, Consolidated EBITDA may, at the Borrower’s option, be calculated giving pro forma effect thereto as if the acquisition, consolidation or merger had occurred on the first day of such period. Such pro forma effect shall be determined in good faith by a Financial Officer of the General Partner.
     (B) Consolidated EBITDA shall be increased by the amount of any applicable Material Project EBITDA Adjustments applicable to such period.
     “Consolidated Indebtedness” means the Indebtedness of the Borrower and its consolidated Subsidiaries determined on a consolidated basis as of such date.
     “Consolidated Interest Expense” means, for any period, all interest paid or accrued (that has resulted in a cash payment in the period or will result in a cash payment in future quarter(s)) during such period on, and all fees and related charges in respect of, Indebtedness which was deducted in determining consolidated net income during such period, excluding (a) any charges, expenses or fees associated with any repurchase or repayment of debt, and (b) any non-cash amortization of debt discounts, commissions, discounts, fees and charges and any interest expense attributable to the capitalized amount of obligations owing under Capital Lease Obligations.
     “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of consolidated assets of the Borrower and its Subsidiaries after deducting therefrom: (a) all current liabilities (excluding (i) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (ii) current maturities of long-term debt); and (b) the value (net of any applicable reserves and accumulated amortization) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its Subsidiaries for the most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Consolidated Net Worth” means as to any Person, at any date of determination, the sum of (i) preferred stock (if any), (ii) an amount equal to the face amount of outstanding Hybrid Securities not in excess of 15% of Consolidated Total Capitalization, (iii) par value of common stock, (iv) capital in excess of par value of common stock, (v) partners’ capital or equity, and (vi) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.
     “Consolidated Total Capitalization” means the sum of (i) Consolidated Indebtedness and (ii) the Borrower’s Consolidated Net Worth.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the General Partner who:
     (a) was a member of such Board of Directors on the date of this Agreement; or
     (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Discovery” means Discovery Producer Services LLC, a Delaware limited liability company, and its successors and assigns.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on or prior to December 31, 2007 specified in the notice referred to in the last sentence of Section 4.01.
     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Commitment, the Issuing Bank, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, or the management, release or threatened release of any Hazardous Material.
     “Equity Interest” means shares of the Capital Stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any warrants, options or other rights to acquire such interests.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043(c) of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC or a “reportable event” as such term is described in Section 4043(c)(3) of ERISA) or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived) which could reasonably be expected to result in a termination of, or the appointment of a trustee to administer, a Plan, or which causes any Credit Party, due to actions of the PBGC, to be required to contribute at least $50,000,000 in excess of the contributions which otherwise would have been made to fund a Plan based upon the contributions recommended by such Plan’s actuary; (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System of the United States of America, as in effect from time to time.
     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBO Rate.
     “Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Revolving Eurodollar Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States of America for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, by any state (including any locality or subdivision thereof) or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America, any state thereof or the District of Columbia or any similar tax imposed by any other jurisdiction in which the Administrative Agent, such Lender or such other recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.17(a).

     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the letter agreement dated as of November 20, 2007 among the Borrower, the Administrative Agent and the Lead Arranger.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the General Partner.
     “Financing Transaction” means, with respect to any Person (i) any prepaid forward sale of oil, gas or minerals by such Person (other than gas balancing arrangements in the ordinary course of business), that is intended primarily as a borrowing of funds, excluding volumetric production payments and (ii) any interest rate, currency, commodity or other swap, collar, cap, option or other derivative that is intended primarily as a borrowing of funds (excluding interest rate, currency, commodity or other swaps, collars, caps, options or other derivatives to hedge against risks in the ordinary course of business), with the amount of the obligations of such Person thereunder being the net obligations of such Person thereunder.
     “Fitch” means Fitch, Inc. or its successor.
     “Fixed Rate” means, with respect to any Competitive Loan (other than a Eurodollar Competitive Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.
     “Fixed Rate Loan” means a Competitive Loan bearing interest at a Fixed Rate.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States of America.
     “General Partner” means Williams Partners GP LLC, a Delaware limited liability company (including any permitted successors and assigns under the Partnership Agreement).
     “Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

     “Guarantors” means each of (a) the Subsidiaries of the Borrower that execute a Guaranty in accordance with Section 5.09 hereof and (b) the respective successors of such Subsidiaries, in each case until such time as any such Subsidiary shall be released and relieved of its obligations pursuant to Section 5.09 hereof.
     “Guaranty” means a guaranty executed by any Guarantor in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit K.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.
     “Hedging Agreement” means a financial instrument or security which is used as a cash flow or fair value hedge to manage the risk associated with a change in interest rates, foreign currency exchange rates or commodity prices.
     “Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary of the Borrower, and (B) payments made from time to time on the subordinated debt.
     “Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than surety, performance and guaranty bonds), (c) any obligation of such Person for the deferred purchase price of property or services (other than trade payables), which obligation is, individually, in excess of $50,000,000, (d) all Capital Lease Obligations of such Person, (e) all obligations of such Person under any Financing Transaction, (f) any Attributable Obligations of such Person with respect to any Sale and Leaseback Transaction, and (g) all obligations of such Person under guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) of this definition; provided that Indebtedness shall not include (1) Non-Recourse Debt, (2) Performance Guaranties, (3) monetary obligations or guaranties of monetary obligations of Persons as lessee under leases (other than, to the extent provided hereinabove, Attributable Obligations) that are, in accordance with GAAP, recorded as operating leases, (4) any obligations of such Person under volumetric production payment arrangements, and (5) guarantees by such Person of obligations of others which are not obligations described in clauses (a) through (f) of this definition, and provided further that where any such indebtedness or obligation of such Person is made jointly, or jointly and severally, with any third party or parties other than any Subsidiary of such Person, the amount thereof for the purpose of this definition only shall be the pro rata portion thereof payable by such Person, so long as such third party or parties have not defaulted on its or their joint and several portions thereof and can reasonably be expected to perform its or their obligations thereunder. For the avoidance of doubt, “Indebtedness” of a Person in respect of letters of credit shall include, without duplication, only the principal amount of the unreimbursed obligations of such Person in respect of such letters of credit that have been drawn upon by the beneficiaries to the extent of the amount drawn, and shall include no other obligations in respect of such letters of credit.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Index Debt” means senior, unsecured, non-credit enhanced Indebtedness of the Borrower.
     “Information Memorandum” means the Confidential Information Memorandum dated November 2007 relating to the Borrower and the Transactions.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, and being in the form of attached Exhibit D.
     “Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that occurs an integral multiple of three (3) months after the first day of such Interest Period, (c) with respect to any Fixed Rate Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Fixed Rate Borrowing with an Interest Period of more than 90 days’ duration (unless otherwise specified in the applicable Competitive Bid Request), each day that occurs an integral multiple of 90 days after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Borrowing, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
     “Interest Period” means (a) with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (and, if available to all Lenders, 12 months) thereafter, as the Borrower may elect, and (b) with respect to any Fixed Rate Borrowing, the period (which shall not be less than seven (7) days or more than 180 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P or BBB- (or the equivalent) by Fitch.
     “Issuing Bank” means Citibank, N.A., or such other Lender that has issued or agreed to issue Letters of Credit at the request of the Borrower and that is reasonably acceptable to the Administrative Agent, in its capacity as the issuer of such Letter of Credit, and Issuing Banks means, collectively, all of such Issuing Banks.
     “LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

     “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
     “Lender Party” means any Lender, the Issuing Bank or the Swingline Lender.
     “Lender Party Appointment Period” has the meaning assigned in Section 8.06(a).
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.01(c), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
     “Letter of Credit” means any letter of credit issued pursuant to this Agreement.
     “Letter of Credit Documents” means with respect to any Letter of Credit, letter of credit application and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower (or any Subsidiary) or in favor the Issuing Bank and relating to any such Letter of Credit.
     “Leverage Ratio” shall have the meaning given such term in Section 6.08(b).
     “LIBO Market Index Rate” means, for any day, with respect to any LMIR Borrowing or LMIR Loan (a) the rate per annum appearing on Reuters Reference LIBOR01 page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Swingline Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, as the rate for dollar deposits with a one-month maturity; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Reuters Reference LIBOR01 page (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Bloomberg Financial Markets Service (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, for such day, provided, if such day is not a Business Day, the immediately preceding Business Day, for a one-month maturity; and (c) if the rate specified in clause (a) of this definition does not so appear on Reuters Reference LIBOR01 (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Bloomberg Financial Markets Service (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a one-month maturity are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, for such day.
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (a) the rate per annum appearing at Reuters Reference LIBOR01 page (or on any successor or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Reuters Reference LIBOR01 (or any successor thereto or substitute therefor provided by Reuters), the rate per annum appearing on Bloomberg Financial Markets Service (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear on Reuters Reference LIBOR01 (or any successor or substitute page provided by Reuters) and if no rate specified in clause (b) of this definition so appears on Bloomberg Financial Markets Service (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset.
     “LMIR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBO Market Index Rate.
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Loan Documents” means this Agreement, each Note, each Letter of Credit Document, the Fee Letter, and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).
     “Margin” means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.
     “Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, or properties of the Borrower and its Subsidiaries, taken as a whole, or (ii) the ability of the Borrower to perform its obligations under this Agreement and the Notes, or (iii) the validity or enforceability of this Agreement or the Notes.
     “Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000.
     “Material Project” means the construction or expansion of any capital project of the Borrower, any of its Subsidiaries or any entity with respect to which it holds an equity method investment, the aggregate capital cost of which exceeds $25,000,000.
     “Material Project EBITDA Adjustments” shall mean, with respect to each Material Project:
     (A) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative

Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors reasonably deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and
     (B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.
     Notwithstanding the foregoing:
     (i) no such additions shall be allowed with respect to any Material Project unless:
     (a) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(c) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.08(b), the Borrower shall have delivered to the Administrative Agent a written request for Material Project EBITDA Adjustments setting forth (i) the scheduled Commercial Operation Date for such Material Project, (ii) pro forma projections of Consolidated EBITDA attributable to such Material Project, (iii) information, as applicable, regarding (A) customer contracts relating to such Material Project (or negotiated settlements in connection with such Material Project), (B) the creditworthiness of the other parties to such contracts or settlements, as the case may be, (C) projected revenues from such contracts or settlements, as the case may be, (D) projected capital costs and expenses, and (E) commodity price assumptions, and (iv) such other information previously requested by the Administrative Agent which it reasonably deemed necessary to approve such Material Project EBITDA Adjustments, and
     (b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and

     (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 20% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).
     Any Material Project EBITDA Adjustment with respect to any Material Project of an entity with respect to which the Borrower holds an equity method investment shall be determined as set forth above, based upon the projected (prior to the Commercial Operation Date) and actual (on and after the Commercial Operation Date) cash dividends projected to be received or actually received by the Borrower on a consolidated basis from such entity.
     “Material Subsidiary” means each Subsidiary of the Borrower that, as of the last day of the fiscal year of the Borrower most recently ended prior to the relevant determination of Material Subsidiaries, has a net worth determined in accordance with GAAP that is greater than 10% of the Consolidated Net Worth of the Borrower as of such day.
     “Maturity Date” means the fifth anniversary of the Effective Date.
     “Moody’s” means Moody’s Investors Service, Inc. or its successor.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is maintained by (or to which there is an obligation to contribute of) any Credit Party or an ERISA Affiliate of any Credit Party.
     “Non-Recourse Debt” means any Indebtedness incurred by any Non-Recourse Subsidiary to finance the acquisition, improvement, installation, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or provide financing for, a project commenced or acquired after the Effective Date, which Indebtedness does not provide for recourse against the Borrower or any Subsidiary of the Borrower (other than a Non-Recourse Subsidiary and such recourse as exists under a Performance Guaranty) or any property or asset of the Borrower or any Subsidiary of the Borrower (other than the Equity Interests in, or the property or assets of, a Non-Recourse Subsidiary).
     “Non-Recourse Subsidiary” means (i) any Subsidiary of the Borrower that is not a Material Subsidiary and whose principal purpose is to incur Non-Recourse Debt and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a Person created for such purpose, and substantially all the assets of which Subsidiary and such Person are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Debt, or (y) Equity Interests in, or Indebtedness or other obligations of, one or more other such Subsidiaries or Persons, or (z) Indebtedness or other obligations of the Borrower or its Subsidiaries or other Persons and (ii) any Subsidiary of a Non-Recourse Subsidiary.
     “Notes” means any promissory notes issued by Borrower pursuant to Section 2.10(e).
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Participant” has the meaning set forth in Section 9.05(d).
     “Partnership Agreement” means the Agreement of Limited Partnership of the Borrower dated as of August 23, 2005 among the General Partner and Williams Energy Services, LLC, Williams Energy, L.L.C., Williams Discovery Pipeline LLC and Williams Partners Holdings LLC.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Performance Guaranty” means any guaranty issued in connection with any Non-Recourse Debt that (i) if secured, is secured only by assets of, or Equity Interests in, a Non-Recourse Subsidiary, and (ii) guarantees to the provider of such Non-Recourse Debt or any other Person the (a) performance of the improvement, installation, design, engineering, construction, acquisition, development, completion, maintenance or operation of, or otherwise affects any such act in respect of, all or any portion of the project that is financed by such Non-Recourse Debt, (b) completion of the minimum agreed equity contributions to the relevant Non-Recourse Subsidiary, or (c) performance by a Non-Recourse Subsidiary of obligations to Persons other than the provider of such Non-Recourse Debt.
     “Permitted Liens” means:
     (a) any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by the Borrower or any of its Subsidiaries, whether or not assumed by the Borrower or any of its Subsidiaries;
     (b) any Lien existing on any property of a Subsidiary of the Borrower at the time it becomes a Subsidiary of the Borrower and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with the Borrower or any Subsidiary thereof and not created in contemplation thereof;
     (c) purchase money and analogous Liens incurred in connection with the acquisition, development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;
     (d) [reserved];
     (e) Liens on accounts receivable and related asset proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by the Borrower or any Subsidiary and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;
     (f) leases constituting Liens now or hereafter existing and any renewals or extensions thereof;
     (g) any Lien securing industrial development, pollution control or similar revenue bonds;
     (h) Liens existing on the date hereof;

     (i) Liens in favor of the Borrower or any of its Subsidiaries;
     (j) Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under this Agreement; provided, that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses and other obligations incurred therewith) at the time of refinancing;
     (k) Liens on and pledges of the Equity Interests of any joint venture owned by the Borrower or any Subsidiary to the extent securing Indebtedness of such joint venture that is non-recourse to the Borrower or any Subsidiary;
     (1) any Lien created or assumed by the Borrower or any of its Subsidiaries on oil, gas, coal or other mineral or timber property, owned or leased by the Borrower or any of its Subsidiaries in the ordinary course of the business;
     (m) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted to be subject to Liens but subject to the same restrictions and limitations set forth in this Agreement as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions and rights secure only obligations that such property is permitted to secure);
     (n) any Liens securing Indebtedness neither assumed nor guaranteed by the Borrower or a Subsidiary of the Borrower nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by the Borrower or such Subsidiary, which Liens do not materially impair the use of such property for the purposes for which it is held by the Borrower or such Subsidiary;
     (o) any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);
     (p) undetermined Liens incidental to construction or maintenance;
     (q) any Lien created by the Borrower or a Subsidiary of the Borrower on any contract (or any rights thereunder or proceeds therefrom) providing for advances by the Borrower or such Subsidiary to finance gas exploration and development or to finance acquisition or construction of gathering systems, which Lien is created to secure Indebtedness incurred to finance such advance;
     (r) any Liens on cash, short term investments and letters of credit securing obligations of the Borrower or any of its Subsidiaries under currency hedges and interest rate hedges;
     (s) Liens granted pursuant to any Loan Document;
     (t) Liens for taxes, customs duties or other governmental charges or assessments that are not at the time determined (or, if determined, are not at the time delinquent), or that are delinquent but the validity of which is being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP, if required by such principles, have been provided on the books of the relevant entity;

     (u) Liens pursuant to master netting agreements entered into in the ordinary course of business in connection with hedging obligations, so long as such Liens encumber only amounts owed under the hedges covered by such master netting agreements;
     (v) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;
     (w) Liens securing Non-Recourse Debt of a Non-Recourse Subsidiary on the assets (and the income and proceeds therefrom) of such Non-Recourse Subsidiary that are not owned by the Borrower or any of its Subsidiaries on the Effective Date and that are acquired, developed, operated and/or constructed with the proceeds of (i) such Non-Recourse Debt or investments in such Non-Recourse Subsidiary or (ii) Non-Recourse Debt or investments referred to in clause (i) refinanced in whole or in part by such Non-Recourse Debt; and
     (x) Liens securing Non-Recourse Debt of a Non-Recourse Subsidiary on the assets (and the income and proceeds therefrom) of such Non-Recourse Subsidiary that are owned by the Borrower or any of its Subsidiaries on the Effective Date (“Existing Assets”) and that are developed, operated and/or constructed with the proceeds of (i) such Non-Recourse Debt or investments in such Non-Recourse Subsidiary or (ii) Non-Recourse Debt or investments referred to in clause (i) refinanced in whole or in part by such Non-Recourse Debt, provided that the aggregate fair market value (determined as of the Effective Date) of Existing Assets on which Liens may be granted pursuant to this clause (x) shall not exceed $100 million.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) as defined in Section 3(2) of ERISA currently maintained by, or in the event such plan has terminated, to which contributions have been made or an obligation to make such contributions has accrued during any of the five plan years preceding the date of the termination of such plan by, the Borrower or any ERISA Affiliate subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Citibank, N.A. as its prime rate in effect at its principal office in New York, New York. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Reference Banks” means Citibank, N.A. and The Bank of Nova Scotia.
     “Register” has the meaning set forth in Section 9.05(c).
     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be added to their respective Credit Exposures and to the total Credit Exposures in determining the Required Lenders.
     “Responsible Officer” means the president, chief financial officer, treasurer or assistant treasurer of the General Partner.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Borrower or any option, warrant or other right to acquire any Equity Interests of the Borrower; provided that dividends, distributions or payments of common Equity Interests of the Borrower shall be deemed not to be “Restricted Payments”.
     “Revolving Commitment” means, with respect to any Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09 and (b) increased from time to time pursuant to Section 2.01 or assignments by or to such Lender pursuant to Section 9.05. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $200,000,000.
     “Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
     “Revolving Loan” means a Loan made pursuant to Section 2.03.
     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Companies, Inc. or its successor.
     “Sale and Leaseback Transaction” of any Person means any arrangement entered into by such Person or any Subsidiary of such Person, directly or indirectly, whereby such Person or any Subsidiary of such Person shall sell or transfer any property, whether now owned or hereafter acquired to any other Person (a “Transferee”), and whereby such first Person or any Subsidiary of such first Person shall then or thereafter rent or lease as lessee such property or any part thereof or rent or lease as lessee from such Transferee or any other Person other property which such first Person or any Subsidiary of such first Person intends to use for substantially the same purpose or purposes as the property sold or transferred.
     “Senior Notes” means (a) the 7 1/2% Senior Notes due 2011 issued pursuant to the Indenture dated as of June 20, 2006 among the Borrower, Williams Partners Finance Corporation and JPMorgan Chase Bank, N.A., as trustee, (b) the 7 1/4% Senior Notes due 2017 issued pursuant to the Indenture dated as of December 13, 2006 among the Borrower, Williams Partners Finance Corporation and The Bank of New York, as trustee, and (c) such other senior notes issued on or after the Effective Date pursuant to any indenture in connection with the extension, refinancing, renewal, replacement, defeasance or refunding of such Indebtedness.

     “Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
     “Subsidiary” means, with respect to any specified Person:
     (a) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
     (b) any partnership (whether general or limited) or limited liability company (i) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (ii) if there is more than a single general partner or member, either (A) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (B) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.
     Unless otherwise indicated, all references herein to a “Subsidiary” are to a Subsidiary of the Borrower.
     “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
     “Swingline Lender” means The Bank of Nova Scotia, in its capacity as lender of Swingline Loans hereunder.
     “Swingline Loan” means a Loan made pursuant to Section 2.05.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan” means the Loan made pursuant to Section 2.01(b) hereof.
     “Term Commitment” means, as to each Lender, the commitment of such Lender to make a Term Loan in the amount set forth opposite such Lender’s name under “Term Commitment” on Schedule 2.01, as the same may be modified from time to time to reflect any assignment permitted by Section 9.05. The aggregate amount of the Lenders’ Term Commitment is $250,000,000.

     “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, and the issuance of Letters of Credit hereunder.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the Alternate Base Rate, the LIBO Market Index Rate or, in the case of a Competitive Loan or Borrowing, a Fixed Rate.
     “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors (or similar governing body) of such Person.
     “Wamsutter” means Wamsutter LLC, a Delaware limited liability company.
     “Williams” means The Williams Companies, Inc., a Delaware corporation.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     Section 1.04 Accounting Terms; GAAP. All accounting terms not specifically defined shall be construed in accordance with GAAP. To the extent there are any changes in GAAP from December 31, 2006, the financial condition covenants set forth herein will continue to be determined in accordance with GAAP in effect on December 31, 2006, as applicable, until such time, if any, as such financial covenants are adjusted or reset to reflect such changes in GAAP and such adjustments or resets are agreed to in writing by the Borrower and the Administrative Agent (after consultation with the Required Lenders).
ARTICLE II
THE CREDITS
     Section 2.01 Commitments.
     (a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
     (b) Term Loan. Subject to the terms and conditions set forth herein, each Lender agrees to make and maintain a term loan to the Borrower up to the amount of its Term Commitment. The Term Loan shall be fully advanced on the Effective Date, and the Lenders shall have no obligation to make any additional advance under the Term Loan after such date. Any amount repaid under the Term Loan may not be reborrowed.
     (c) Increase in Revolving Commitments.
     (i) The Borrower shall have the option, without the consent of the Lenders, from time to time to cause one or more increases in the Revolving Commitments by adding, subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), to this Agreement one or more financial institutions as Lenders (collectively, the “New Lenders”) or by allowing one or more Lenders to increase their respective Revolving Commitments; provided however that: (A) prior to and after giving effect to the increase, no Default or Event of Default shall have occurred hereunder and be continuing, (B) no such increase shall cause the aggregate Revolving Commitments to exceed $300,000,000, (C) no Lender’s Revolving Commitment shall be increased without such Lender’s consent, and (D) such increase shall be evidenced by a commitment increase agreement in form and substance reasonably acceptable to the Administrative Agent and executed by the Borrower, the Administrative Agent, the New Lenders, if any, and Lenders increasing their Revolving Commitments, if any, and which shall indicate the amount and allocation of such increase in the Revolving Commitments and the effective date of such increase (the “Increase Effective Date”). Each financial institution that becomes a New Lender pursuant to this Section by the execution and delivery to the Administrative Agent of the applicable commitment increase agreement shall be a “Lender” for all purposes under this Agreement on the applicable Increase Effective Date. The Borrower shall borrow and prepay Loans on each Increase Effective Date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep the outstanding Revolving Loans of each Lender ratable with such Lender’s revised Applicable Percentage after giving effect to any nonratable increase in the Revolving Commitments under this Section.
     (ii) As a condition precedent to each increase pursuant to subsection (a)(i) above, the Borrower shall deliver to the Administrative Agent, to the extent requested by the Administrative Agent, the following in form and substance reasonably satisfactory to the Administrative Agent:

     (A) a certificate dated as of the Increase Effective Date, signed by a Responsible Officer of the General Partner certifying that each of the conditions to such increase set forth in this Section 2.01(c) shall have occurred and been complied with and that, before and after giving effect to such increase, (1) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date after giving effect to such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (2) no Default or Event of Default exists;
     (B) such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the General Partner as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with such increase agreement, and such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is validly existing and in good standing in its jurisdiction of organization; and
     (C) a favorable customary opinion of counsel to the Borrower, relating to such increase agreement, addressed to the Administrative Agent and each Lender.
     Section 2.02 Loans and Borrowings.
     (a) Each Loan of any Class shall be made as part of a Borrowing consisting of Loans of such Class made by the Lenders ratably in accordance with their respective Commitments of such Class. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.14, (i) each Borrowing (other than a Competitive Loan) shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, and (ii) each Competitive Loan shall be comprised entirely of Eurodollar Loans or Fixed Rate Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be a LMIR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.

     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or emailed pdf to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     Section 2.04 Competitive Bid Procedure.
     (a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period the Borrower may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the total Revolving Commitments. To request Competitive Bids, the Borrower shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Borrower may submit up to (but not more than) three Competitive Bid Requests on the same day, but a Competitive Bid Request shall not be made within five (5) Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto shall have been rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery, fax or emailed pdf to the Administrative Agent of a written Competitive Bid Request signed by the Borrower. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;
     (iv) the Interest Period to be applicable to such Borrowing, which shall be a period contemplated by the definition of the term “Interest Period”;
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and
     (vi) the maturity date or dates of the requested Borrowing.
Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by fax or emailed pdf, inviting the Lenders to submit Competitive Bids.
     (b) Each Lender may (but shall not have any obligation to) make one or more Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by fax or emailed pdf, in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall so notify the applicable Lender and the Borrower as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be a minimum of $5,000,000 and an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Competitive Loans, as the case may be, that the Lender is willing to make (which amount may exceed such Lender’s Revolving Commitment), (ii) the Competitive Bid Rate or Competitive Bid Rates, as the case may be, at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period applicable to each such Loan and the last day thereof.
     (c) The Administrative Agent shall promptly (but in any event no later than 10:00 a.m. on the date the Administrative Agent receives notice from the relevant Lender) notify the Borrower by fax or emailed pdf of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.
     (d) Subject only to the provisions of this paragraph, the Borrower may accept or reject any Competitive Bid. The Borrower shall notify the Administrative Agent by telephone, confirmed in writing, whether and to what extent it has decided to accept or reject each Competitive Bid, in the case of a Eurodollar Competitive Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 11:00 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided that (i) the failure of the Borrower to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Borrower shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Borrower rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggre-

gate amount of the Competitive Bids accepted by the Borrower shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) above, the Borrower may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) above, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000. A notice given by the Borrower pursuant to this paragraph shall be irrevocable.
     (e) The Administrative Agent shall promptly notify each bidding Lender by fax or emailed pdf whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.
     (f) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Borrower at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.
     Section 2.05 Swingline Loans.
     (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
     (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by hand delivery, fax or emailed pdf), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
     (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans, as the case may be. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable

Percentage of such Swingline Loan or Swingline Loans, as the case may be. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
     Section 2.06 Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit under the Revolving Commitment for its own account or for the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. For the avoidance of doubt, any representations, warranties and events of default in any such letter of credit application or other agreement shall have no effect.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (unless automatically renewed by its terms) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or fax (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent three Business Days (or such shorter period as may be acceptable to the Issuing Bank) in advance of the requested date of issuance, amendment, renewal (unless automatically renewed by its terms) or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000, and (ii) the sum of the total Revolving

Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans shall not exceed the total Revolving Commitments.
     (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided, if the Borrower so requests, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than (A) thirty (30) days before the end of such twelve-month period, or (B) such later date to be agreed upon at the time such Letter of Credit is issued (the “Nonrenewal Notice Date”). Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time prior to the date set forth in clause (ii) of this Section 2.06(c); provided that the expiry date of such Letter of Credit shall be no later than the date set forth in clause (ii) of this Section 2.06(c).
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then on the Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Sections 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the

Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by fax) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing and if the maturity of the Loans has been accelerated pursuant to Article VII, on the Business Day that the Borrower receives notice from the Administrative Agent upon written request of the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. To the extent not applied as aforesaid, any cash collateral provided hereunder shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

     Section 2.07 Funding of Borrowings.
     (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request or Competitive Bid Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.07 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     Section 2.08 Interest Elections.
     (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings or Swingline Borrowings, which may not be converted or continued.
     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, fax or emailed pdf to the Administrative Agent of a written Interest Election Request signed by the Borrower.

     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     Section 2.09 Termination and Reduction of Commitments.
     (a) The Term Commitment of each Lender shall terminate at the close of business on the Effective Date.
     (b) Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.
     (c) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans would exceed the total Revolving Commitments.

     (d) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or another event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.
     Section 2.10 Repayment of Loans; Evidence of Debt.
     (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the ratable account of each Lender the then unpaid principal amount of each Revolving Loan and Term Loan (and all accrued and unpaid interest thereon) on the Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Competitive Loan (and all accrued and unpaid interest thereon) owed to such Lender on the last day of the Interest Period applicable to such Loan and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan (and all accrued and unpaid interest thereon) on the earlier of the Maturity Date and a date that is not more than seven Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing or Competitive Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding. If the Revolving Credit Exposure at any time exceeds the aggregate of all Revolving Commitments, the Borrower shall immediately prepay the principal of the Revolving Loans in an amount at least equal to such excess.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender and substantially in the form of (i) with respect to Revolving Loans, in the form of revolving loan note attached hereto as Exhibit G, (ii) with respect to Term Loans, in the form of revolving loan note attached hereto as Exhibit H, (iii) with respect to Competitive Loans, in the form of competitive loan note attached hereto as Exhibit I, and (iv) with respect to Swingline Loans, in the form of swingline loan note attached hereto as Exhibit J. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.05) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     Section 2.11 Prepayment of Loans.
     (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
     (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by hand delivery, fax or emailed pdf) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing or ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, or (ii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, any such notice of prepayment may be conditioned upon the effectiveness of other credit facilities or another event. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
     Section 2.12 Fees.
     (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee on the daily average unused amount of the Revolving Commitment of such Lender for the period from and including the Effective Date up to, but excluding, the Termination Date at the Applicable Rate for commitment fees. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate as interest on Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable quarterly on the third Business Day following the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (c) The Borrower agrees to pay to the Administrative Agent, for its own account, a fee of $1,500 for each Competitive Bid Request if the Borrower accepts any Competitive Bid received pursuant to such Competitive Bid Request, payable on the date of such acceptance.
     (d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
     (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
     Section 2.13 Interest.
     (a) The Loans comprising each ABR Borrowing shall bear interest on each day at the Alternate Base Rate for such day. The Loans comprising each Swingline Loan shall bear interest on each day at the LIBO Market Index Rate for such day plus an amount equal to the “Eurodollar Spread” set forth in the pricing grid set forth in the defined term “Applicable Rate” that would be applicable to Eurodollar Loans on such day.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest (i) in the case of a Eurodollar Revolving Loan or Eurodollar Term Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (ii) in the case of a Eurodollar Competitive Loan, at the LIBO Rate for the Interest Period in effect for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.
     (c) Each Fixed Rate Loan shall bear interest at the Fixed Rate applicable to such Loan.
     (d) Notwithstanding the foregoing, upon the occurrence and during the continuance of any Event of Default, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
     (e) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (f) All interest determined by reference to the LIBO Rate or clause (b) of the definition of Alternate Base Rate shall be computed on the basis of a year of 360 days, and all other interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     (g) The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board of Governors of the Federal Reserve System of the United States of America to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Borrowing of such Lender during such periods as such Borrowing is a Eurodollar Borrowing, from the date of such Borrowing until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender. The Borrower shall from time to time, within 15 days after demand (which demand shall be accompanied by a certificate comporting with the requirements set forth in Section 2.15(d)) by such Lender (with a copy of such demand and certificate to the Administrative Agent) pay to the Lender giving such notice such additional interest; provided, however, that the Borrower shall not be required to pay to such Lender any portion of such additional interest that accrued more than 90 days prior to any such demand, unless such additional interest was not determinable on the date that is 90 days prior to such demand.
     Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Eurodollar Competitive Loan, the Lender that is required to make such Loan) that the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing, and (iii) any request by the Borrower for a Eurodollar Competitive Borrowing shall be ineffective; provided that (A) if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Borrower for Eurodollar Competitive Borrowings may be made to Lenders that are not affected thereby and (B) if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

     Section 2.15 Increased Costs.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Bank;
     (ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan or Fixed Rate Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.17 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or
     (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Bank, the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, showing the computation thereof and delivered to the Borrower shall be conclusive absent manifest error. Such certificate shall further certify that such Lender or the Issuing Bank is making similar demands of its other similarly situated borrowers. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than ninety days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety day period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.
     Section 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.
     Section 2.17 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

     (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of reasonable out-of-pocket expenses directly related to the receipt of such refund of the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
     (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Citicorp North America, 399 Park Avenue, New York, New York 10043, Attention: Williams Partners L.P. Account Officer, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.04 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to this subsection (c) may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.05(c), 2.06(d), 2.06(e), 2.07(b), 2.18(d) or 9.04(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     Section 2.19 Mitigation Obligations; Replacement of Lenders.
     (a) If any Lender requests compensation under Section 2.15 or Section 2.13(g), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13(g), 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize taxes and other costs and expenses for the Borrower.
     (b) If any Lender requests compensation under Section 2.13(g) or Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender fails to approve an amendment, waiver or other modification to this

Agreement that requires the approval of all Lenders and at least the Required Lenders have approved such amendment, waiver or other modification, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.05), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans) and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.16), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13(g) or Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If any Lender refuses to assign and delegate all its interests, rights and obligations under this Agreement after the Borrower has required such Lender to do so as a result of a claim for compensation under Section 2.13(g) or Section 2.15 or payments required to be made pursuant to Section 2.17, such Lender shall not be entitled to receive such compensation or required payments.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lenders that:
     Section 3.01 Organization; Powers. Each of the Borrower and its Subsidiaries is validly existing and (if applicable) in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required.
     Section 3.02 Authorization; Enforceability. The Transactions are within the Borrower’s partnership powers and have been duly authorized by all necessary partnership and, if required, partner action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     Section 3.03 Governmental Approvals; No Conflicts. No material authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of any Loan Document to which it is a party, or the consummation of the transactions contemplated thereby. The execution, delivery and performance by the Borrower of the Loan Documents to which it is shown as being a party and the consummation of the transactions contemplated thereby do not contravene (i) the Borrower’s organizational documents or (ii) any law or any restriction under any material agreement binding on or affecting the Borrower and will not result in or require the creation or imposition of any Lien prohibited by this Agreement.
     Section 3.04 Financial Condition; No Material Adverse Change.
     (a) The Borrower has heretofore furnished to the Lenders the Borrower’s consolidated balance sheet and statements of income and cash flows (i) as of and for the fiscal year ended December 31, 2006, reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended June 30, 2007. Such financial statements (A) were prepared in accordance with GAAP, except as otherwise expressly noted therein, and (B) present fairly, in all material respects, the financial position and results of operations and cash flows of the businesses of the Borrower and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP.
     (b) As of the Effective Date only, since December 31, 2006, no event resulting in a Material Adverse Effect has occurred and is continuing.
     Section 3.05 Litigation. Except as set forth in the annual report on Form 10-K for the year ended December 31, 2006 or the quarterly reports on Form 10-Q filed subsequent thereto but prior to the date hereof of The Williams Companies, Inc. or the Borrower, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that purport to adversely affect the legality, validity and enforceability of the Loan Documents and are non-frivolous (as reasonably determined by the Administrative Agent).
     Section 3.06 Environmental Matters. Except as set forth in the annual report on Form 10-K for the year ended December 31, 2006 or the quarterly reports on Form 10-Q filed subsequent thereto but prior to the date hereof of The Williams Companies, Inc. or the Borrower, the Borrower and its Subsidiaries have reasonably concluded that they: (a) are in compliance with all applicable Environmental Laws, except to the extent that any non-compliance would not reasonably be expected to have a Material Adverse Effect; (b) are not subject to any judicial, administrative, government, regulatory or arbitration proceeding alleging the violation of any applicable Environmental Laws, except to the extent that any such proceeding would not reasonably be expected to have a Material Adverse Effect; (c) are not subject to any federal, state, local or foreign review, audit or investigation which would reasonably be expected to lead to a proceeding referred to in (b) above that would reasonably be expected to have a Material Adverse Effect; (d) have no actual knowledge that any of their predecessors in title to any of their property and assets are the subject of any currently pending federal, state, local or foreign review, audit or investigation which would reasonably be expected to lead to a proceeding referred to in (b) above that would reasonably be expected to have a Material Adverse Effect; and (e) possess, and are in compliance with, or have applied for, all approvals, licenses, permits, consents and other authorizations which are necessary under any applicable Environmental Laws to conduct their business, except to the extent that the failure to possess, or be in compliance with, any of the foregoing would not reasonably be expected to have a Material Adverse Effect.
     Section 3.07 Disclosure. As of the date hereof only, neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender on or prior to the date hereof (as modified or supplemented by other information so furnished on or prior to the date hereof), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time (it being recognized, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may materially differ from the projected results).
     Section 3.08 Solvency. As of the date hereof and on the date of any increase in the Revolving Commitments pursuant to Section 2.01(c) only, after giving effect to the Transactions (including each Loan and each Letter of Credit) to be consummated on such date, the Borrower, individually and together with its Subsidiaries, is Solvent.
     Section 3.09 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect in respect of the Borrower.
     Section 3.10 Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     Section 3.11 Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System of the United States of America), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations U or X.
ARTICLE IV
CONDITIONS
     Section 4.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the Effective Date which is scheduled to occur when each of the following conditions is satisfied:
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include fax or email pdf transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of James J. Bender, Esq., General Counsel of the Borrower, and Gibson, Dunn & Crutcher, counsel for Borrower, with respect to the Transactions, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization and existence of the Borrower, and (ii) the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (d) The Administrative Agent shall have received each promissory note requested by a Lender pursuant to Section 2.10(e), each duly completed and executed by the Borrower.
     (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer of the General Partner, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
     (f) The Administrative Agent shall have received satisfactory evidence of the consummation of the acquisition of 100% of the Class A limited liability company interests and 20 Class C units representing 50% of the initial Class C ownership interests in Wamsutter.
     (g) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced five (5) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (h) As of the date hereof only, since December 31, 2006, no event resulting in a Material Adverse Effect has occurred and is continuing.
     (i) No Default or Event of Default has occurred and is continuing.
The date on which all of the foregoing conditions have been satisfied (or waived by the Administrative Agent) shall be the “Effective Date”. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
     Section 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (exclusive of continuations and conversions of a Borrowing), and of the Issuing Bank to issue or increase the amount of any Letter of Credit, is subject to the satisfaction of the following conditions:
     (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance or increase of such Letter of Credit, as applicable (other than those representations and warranties that expressly relate to a specific earlier date, which shall be true and correct in all material respects as of such earlier date).
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance or increase of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance or increase of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V
AFFIRMATIVE COVENANTS
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 5.01 Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent:
     (a) as soon as available, but in any event within 105 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such year and the related consolidated statements of income, equity and cash flows of the Borrower and its consolidated Subsidiaries for such year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing selected by the Borrower, which report and opinion shall be prepared in accordance with GAAP;
     (b) as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of such quarter and the related consolidated statements of income, equity and cash flows of the Borrower and its consolidated Subsidiaries for such quarter, all in reasonable detail and certified by a Financial Officer of the General Partner as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal changes resulting from year-end adjustments;
     (c) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and within 105 days after the end of each fiscal year of the Borrower, a certificate of a Financial Officer of the General Partner substantially in the form of Exhibit F (i) certifying as to whether a Default has occurred that is then continuing and, if a Default has occurred that is then continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.08;
     (d) promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any of its Subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Borrower or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange; and
     (e) any other information (other than projections) which the Administrative Agent, at the request of any Lender, may from time to time reasonably request.
     Any document readily available on-line through the “Electronic Data Gathering, Analysis and Retrieval” system (or any successor system thereof) maintained by the Securities and Exchange Commission (or any succeeding Governmental Authority), shall be deemed to have been furnished to the

Administrative Agent for purposes of this Section 5.01. Documents required to be delivered pursuant to Section 5.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.williamslp.com or (ii) on which such documents are (or are deemed to be) delivered to the Administrative Agent. The Administrative Agent shall post such documents on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.
     Section 5.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Event of Default;
     (b) as soon as possible and in any event within 30 Business Days after the Borrower or any Subsidiary or ERISA Affiliate of the Borrower knows or has reason to know that any ERISA Event with respect to any Plan has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect in respect of the Borrower;
     (c) promptly and in any event within 25 Business Days after receipt thereof by the Borrower or any ERISA Affiliate of such Borrower, copies of each notice received by the Borrower or any ERISA Affiliate of such Borrower from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;
     (d) promptly and in any event within 25 Business Days after receipt thereof by such Borrower or any ERISA Affiliate of such Borrower from the sponsor of a Multiemployer Plan, a copy of each notice received by such Borrower or any ERISA Affiliate of such Borrower concerning (i) the imposition of a Withdrawal Liability by a Multiemployer Plan, (ii) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, (iii) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (iv) the amount of liability incurred, or expected to be incurred, by the Borrower or any ERISA Affiliate of such Borrower in connection with any event described in clause (i), (ii) or (iii) above that, in the aggregate, would reasonably be expected to have a Material Adverse Effect in respect of the Borrower; and
     (e) the occurrence of any Event of Default (as defined in the indenture with respect thereto) with respect to the Senior Notes; and
     (f) any change in any rating established or deemed to have been established by Moody’s, Fitch or S&P for the Index Debt.
Each notice delivered under clauses (a) through (e) of this Section shall be accompanied by a statement of a Responsible Officer of the General Partner setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     Section 5.03 Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material and necessary to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.
     Section 5.04 Payment of Obligations. The Borrower will, and will cause each Subsidiary to, pay, before the same shall become delinquent or in default, its obligations, including tax liabilities but excluding Indebtedness that is not Material Indebtedness, except where (a)(i) the validity or amount thereof is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings, and (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment would not reasonably be expected to have a Material Adverse Effect.
     Section 5.05 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property, taken as a whole, material to the conduct of their business in good working order and condition, ordinary wear and tear excepted, in the reasonable judgment of the Borrower, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided that (i) the Borrower may self-insure to the extent and in the manner normal for companies of like size, type and financial condition and (ii) any insurance required by this Section 5.05(b) may be maintained by Williams on behalf of the Borrower.
     Section 5.06 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Material Subsidiaries to, keep in accordance with GAAP books of record and account. The Borrower will, and will cause each of its Material Subsidiaries to, permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice during normal business hours and, if the Borrower shall so request, in the presence of an officer of the General Partner, at the Lenders’ expense so long as no Event of Default exists and at the Borrower’s expense during the continuance of an Event of Default, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested but no more frequently than semi-annually so long as no Event of Default exists.
     Section 5.07 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, including, without limitation, Environmental Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
     Section 5.08 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used for working capital, acquisitions, capital expenditures and other general corporate purposes. Letters of Credit will be used for the Borrower’s and its Subsidiaries’ general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System of the United States of America, including Regulations U and X.
     Section 5.09 Potential Subsidiary Guarantors.
     (a) If, after the date of this Agreement, any Subsidiary of the Borrower that is not already a Guarantor guarantees any of the Senior Notes, then that Subsidiary shall become a Guarantor by executing a Guaranty and delivering it to the Administrative Agent within twenty Business Days of the date on which it guaranteed the Senior Notes, together with such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent; provided, however that if at any time the Borrower receives an Investment Grade Rating on its Index Debt from any of Moody’s, S&P or Fitch, and no Event of Default has occurred and is continuing, then the Borrower and its Subsidiaries shall permanently no longer be subject to the provisions of this Section and any Guaranty then outstanding shall be permanently released in accordance with subsection (b) below.
     (b) The Guaranty of a Guarantor shall be released (i) in connection with any sale or other disposition of all or substantially all of the properties or assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Guarantor, (ii) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor to a Person that is not (either before or after giving effect to such transaction) a Guarantor, (iii) if the provisions of this Section 5.09 shall have terminated in accordance with subsection (a) above, (iv) upon termination of this Agreement or (v) at such time as such Guarantor ceases to guaranty the Senior Notes.
ARTICLE VI
NEGATIVE COVENANTS
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
     Section 6.01 Indebtedness. The Borrower will not permit any Subsidiary to create, incur or assume any Indebtedness if (i) the incurrence or maintenance of such Indebtedness would cause a Default or an Event of Default under any other provisions of this Agreement; and (ii) the aggregate principal amount of Indebtedness of the Borrower’s Subsidiaries would exceed ten percent (10%) of Consolidated Indebtedness at any time, other than Indebtedness acquired in an acquisition, existing at the time of such acquisition and not incurred in contemplation thereof and any Indebtedness incurred to refund, extend, refinance or otherwise replace such Indebtedness; provided, that the principal amount of such Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses and other obligations incurred therewith) at the time of refinancing.
     Section 6.02 Liens. The Borrower shall not, and shall not permit any Subsidiary to, create, assume or incur any Lien on any of its assets or property or upon any Equity Interests of any Subsidiary which Equity Interests are now owned or hereafter acquired by the Borrower or such Subsidiary to secure any Indebtedness of the Borrower or any other Person (other than the Indebtedness under this Agreement) other than Permitted Liens, without providing that the Loans shall be equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien. Notwithstanding the foregoing, the Borrower may, and may permit any Subsidiary to, create, assume or incur any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the Loans, provided that the aggregate principal amount of all Indebtedness then outstanding secured by Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.
     Section 6.03 Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets

(whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation.
     Section 6.04 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Event of Default has occurred and is continuing or would result therefrom, (i) the Borrower may make Restricted Payments of Available Cash (as defined in the Partnership Agreement) with respect to any Quarter (as defined in the Partnership Agreement), (ii) the Borrower and its Subsidiaries may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in the Borrower or such Subsidiary issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by the Borrower or such Subsidiary in the ordinary course of business, (iii) the Borrower may reimburse the General Partner for expenses pursuant to the Partnership Agreement and (iv) the Borrower and its Subsidiaries may distribute cash to Williams in connection with its participation in Williams’ cash management program; provided, that even if an Event of Default shall have occurred and is continuing, no Subsidiary shall be prohibited from upstreaming dividends or other payments to the Borrower or any Subsidiary or making, in the case of any Subsidiary that is not wholly-owned (directly or indirectly) by the Borrower, dividends or payments, as the case may be, to the other owners of Equity Interests in such Subsidiary; provided, any dividends or payments by any such Subsidiary that is not wholly-owned (directly or indirectly) by the Borrower to the Borrower shall be not less than an amount equal to (x) the Borrower’s direct or indirect percentage ownership of Equity Interests in such Subsidiary times (y) the amount of all such dividends and payments made to all owners of Equity Interests in such Subsidiary.
     Section 6.05 Restrictive Agreements. The Borrower will not, and will not permit any of its Material Subsidiaries to, directly or indirectly, enter into or permit to exist any agreement or other arrangement with any Person, other than the Lenders pursuant hereto, which expressly prohibits or restricts or imposes any conditions upon the ability of any Material Subsidiary to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, or (b) make subordinate loans or advances to or make other investments in the Borrower or any Subsidiary in each case, other than restrictions or conditions contained in, or existing by reasons of, any agreement or instrument (i) relating to any Indebtedness of any Subsidiary, (ii) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (iii) relating to any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the restrictions and conditions contained in the original agreement, as determined in good faith by the board of directors of the General Partner, (v) constituting customary provisions restricting subletting or assignment of any leases of the Borrower or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) related to Permitted Liens, (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder, (viii) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (ix) constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (x) constituting a requirement that a certain amount of Indebtedness be maintained between a Subsidiary and the Borrower or another Subsidiary, (xi) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, (xii) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property, (xiii) constituting a Hybrid Security or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security; (xiv) entered into in the ordinary course of business; (xv) existing under or by reason of applicable law; (xvi) relating to a joint venture or similar arrangement, so long as the restriction or condition relates only to the property that is subject to such joint venture or similar arrangement; (xvii) existing on the date hereof and set forth in Schedule 6.05; (xviii) relating to financial performance covenants or (xix) arising from the Partnership Agreement or the limited liability company agreement with respect to Discovery.
     Section 6.06 Affiliate Transactions. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than the Borrower or any Subsidiary) unless as a whole such transactions between the Borrower and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than the Borrower or any Subsidiary) on the other hand, are on terms and conditions fair and reasonable to the Borrower or such Subsidiary as determined by the General Partner; provided, that the foregoing provisions of this Section shall not prohibit (a) the Borrower or any Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) the Borrower or any Subsidiary from providing credit support for its Subsidiaries as it deems appropriate in the ordinary course of business, (c) the Borrower or any Subsidiary from engaging in a transaction or transactions that occur within a related series of transactions, which, in the aggregate, are on terms and conditions that are fair and reasonable as determined by the General Partner, (d) the Borrower or any Subsidiary from engaging in non-material transactions with any officer, director, employee or Affiliate of the Borrower or any Subsidiary that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of the Borrower’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) the Borrower or any Subsidiary from engaging in a transaction with an Affiliate if such transaction has been approved by the Conflicts Committee of the General Partner’s Board of Directors, (f) any arrangement in place on the date hereof or any amendment thereto or replacement thereof or any transaction contemplated thereby so long as such amendment or replacement is not more disadvantageous in any material respect than the arrangement so amended or replaced; (g) any transaction permitted under the Partnership Agreement; (h) any corporate sharing agreements with respect to tax sharing and general overhead and administrative matters; (i) any transfer of Equity Interests to the Borrower or (j) the Borrower’s and its Subsidiaries’ participation in Williams’ cash management program.
     Section 6.07 Change in Nature of Businesses. Neither the Borrower nor any Subsidiary will materially alter the character of their business from the midstream energy business and those lines of business conducted by the Borrower and its Subsidiaries on the date hereof (or which are directly related thereto or generally related thereto), except that the Borrower and the Subsidiaries may engage in the businesses of producing, gathering, processing, storing, transporting and distributing natural gas, natural gas liquids, refined products and crude oil and similar businesses.

     Section 6.08 Financial Condition Covenants.
     (a) Ratio of Consolidated EBITDA to Consolidated Interest Expense. Until the first date on which the Borrower obtains an Investment Grade Rating on its Index Debt from any of Moody’s or S&P (provided that the other rating is not less than Ba1 or BB+, as applicable), the Borrower shall not permit its ratio of Consolidated EBITDA to Consolidated Interest Expense in each case for the four full fiscal quarters most recently ended for which financial statements have been delivered pursuant to Section 5.01 to be less than 2.75 to 1.00 as of the last day of any fiscal quarter commencing March 31, 2008.
     (b) Leverage Ratio. The Borrower shall not permit its ratio of Consolidated Indebtedness as of the last day of any fiscal quarter for which financial statements have been delivered pursuant to Section 5.01 (commencing with the fiscal quarter ending March 31, 2008) to Consolidated EBITDA for the four full fiscal quarters ending on such date (the “Leverage Ratio”) to exceed 5.00 to 1.00; provided, following a Specified Acquisition (defined below), such maximum ratio shall be increased to 5.50 to 1.00 as of the last day of (i) the fiscal quarter in which the Specified Acquisition occurred (the “Acquisition Quarter”), and (ii) the three fiscal quarters following the Acquisition Quarter.
     As used herein, “Specified Acquisition” means, at the election of Borrower, one or more acquisitions of assets or entities or operating lines or divisions in any rolling 12-month period for an aggregate purchase price of not less than $50,000,000; provided, in the event the Leverage Ratio exceeds 5.00 to 1.00 at the end of any fiscal quarter in which one or more acquisitions otherwise qualifying as a Specified Acquisition but for Borrower’s failure to so elect shall have occurred, Borrower shall be deemed to have so elected a Specified Acquisition with respect thereto; provided, further, following the election (or deemed election) of a Specified Acquisition, Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition unless, at the time of such subsequent election, the Leverage Ratio does not exceed 5.00 to 1.00.
In addition, for purposes of this Section 6.08: (i) Hybrid Securities up to an aggregate amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Indebtedness, and (ii) Consolidated EBITDA may include, at Borrower’s option, any Material Project EBITDA Adjustments as provided in the definition thereof.
ARTICLE VII
EVENTS OF DEFAULT
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay (i) any interest on any Loan payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days or (ii) or any fee or any other amount (other than an amount referred to in clause (a) or (b)(i) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of ten (10) days;

     (c) any representation or warranty made by the Borrower herein or in any other Loan Document (or by any Responsible Officer of the General Partner on behalf of the Borrower) in writing under or in connection with this Agreement or any other Loan Document or any instrument executed in connection herewith (including representations and warranties deemed made pursuant to Section 4.02) shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Article VI;
     (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of the Required Lenders) or (ii) a Responsible Officer of the Borrower shall have knowledge of such failure;
     (f) the Borrower or any Material Subsidiary shall (i) fail to pay (A) any principal of or premium or interest on any Material Indebtedness of the Borrower or such Material Subsidiary (as the case may be), or (B) aggregate net obligations under one or more Hedging Agreements (excluding amounts the validity of which are being contested in good faith by appropriate proceedings, if necessary, and for which adequate reserves with respect thereto are maintained on the books of the Borrower or such Material Subsidiary (as the case may be)) in excess of $50,000,000, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness or such Hedging Agreements; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement of such Material Indebtedness that is a default (in each case, other than a failure to pay specified in clause (i) of this subsection (f)) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof; for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guaranty of payment or collection described in clause (g) of the definition of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guaranty (taking into account any applicable grace period) and such payment shall be deemed not to have been accelerated or required to be prepaid prior to its stated maturity as a result of the obligation guaranteed having become due;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) make a general assignment for the benefit of creditors or (v) take any action for the purpose of effecting any of the foregoing;
     (i) the Borrower or any Material Subsidiary shall admit in writing its inability to pay its debts generally;
     (j) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $50,000,000 shall be rendered against the Borrower or any Material Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Material Subsidiary to enforce any such judgment;
     (k) an ERISA Event shall have occurred and, thirty (30) days after notice thereof shall have been given to the Borrower by the Administrative Agent, such ERISA Event shall still exist, and such ERISA Event, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $50,000,000 for all periods;
     (l) the General Partner takes, suffers or permits to exist any of the events or conditions referred to in clauses (g), (h) or (i) of this Article;
     (m) a Change in Control shall occur; or
     (n) if any Guaranty of a Material Subsidiary is required to be in effect pursuant to Section 5.09(a) and prior to the release of such Guaranty pursuant to Section 5.09(b), such Guaranty for any reason is not a legal, valid, binding and enforceable obligation of such Guarantor party thereto or any such Guarantor shall so state in writing;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take any of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents.

ARTICLE VIII
THE ADMINISTRATIVE AGENT
     Section 8.01 Appointment and Authority. Each Lender Party hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and neither the Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions.
     Section 8.02 Administrative Agent Individually.
     (a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not the Administrative Agent and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lender Parties.
     (b) Each Lender Party understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Article VIII as “Activities”) and may engage in the Activities with or on behalf of one or more of the Borrower or its Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower or its respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Borrower or its Affiliates. Each Lender Party understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lender Parties that are not members of the Agent’s Group. None of the Administrative Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender Party or use on behalf of the Lender Parties, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender Party such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lender Parties.
     (c) Each Lender Party further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lender Parties (including the interests of the Lender Parties hereunder and under the other Loan Documents). Each Lender Party agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender Party. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Borrower or its Affiliates (including information concerning the ability of the Borrower to perform its obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender Party including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Borrower or its Affiliates) or for its own account.
     Section 8.03 Duties of Administrative Agent; Exculpatory Provisions.
     (a) The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law.
     (b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.03 or Article VII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrower or any Lender Party shall have given notice to the Administrative Agent describing such Default and such event or events.
     (c) Neither the Administrative Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     (d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender Party and each Lender Party confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.
     Section 8.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender Party prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 8.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Administrative Agent and each such sub agent shall be entitled to the benefits of all provisions of this Article VIII and Section 9.04 (as though such sub-agents were the “Administrative Agent” under the Loan Documents) as if set forth in full herein with respect thereto.
     Section 8.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lender Parties and the Borrower (such notice not to be effective until 30 days have lapsed). Upon receipt of any such notice of resignation, the Required Lenders shall have the right, unless an Event of Default under subsection (a), (g) or (h) of Article VIII has occurred and is continuing, with the consent of the Borrower, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Party Appointment Period”), then the retiring Administrative Agent may on behalf of the Lender Parties, appoint a successor Administrative Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lender Parties, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Party Appointment Period notify the Borrower and the Lender Parties that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Section 8.07 Non-Reliance on Administrative Agent and Other Lender Parties.
     (a) Each Lender Party confirms to the Administrative Agent, each other Lender Party and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender Party or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.
     (b) Each Lender Party acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) it has, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender Party or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
     (i) the financial condition, status and capitalization of the Borrower;
     (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;
     (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

     (iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender Party or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.
     Section 8.08 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Joint Book Managers, Joint Lead Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender Party hereunder.
     Section 8.09 Trust Indenture Act. In the event that Citibank, N.A. or any of its Affiliates shall be or become an indenture trustee under the Trust Indenture Act of 1939 (as amended, the “Trust Indenture Act”) in respect of any securities issued or guaranteed by the Borrower or any Guarantor, the parties hereto acknowledge and agree that any payment or property received in satisfaction of or in respect of any Obligation of the Borrower or such Guarantor hereunder or under any other Loan Document by or on behalf of Citibank, N.A. in its capacity as the Administrative Agent for the benefit of any Lender under any Loan Document (other than Citibank, N.A. or an Affiliate of Citibank, N.A.) and which is applied in accordance with the Loan Documents shall be deemed to be exempt from the requirements of Section 311 of the Trust Indenture Act pursuant to Section 311(b)(3) of the Trust Indenture Act.
ARTICLE IX
MISCELLANEOUS
     Section 9.01 Notices.
     (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:
     (i) if to the Borrower, to it at Williams Partners L.P., c/o Williams Partners GP LLC, One Williams Center, Tulsa, Oklahoma 74172-0172, Attention of Treasurer (fax number (918) 573-0871);
     (ii) if to the Administrative Agent, to Citibank, N.A., 2 Penns Way, Suite 200, New Castle, Delaware 19720 (fax number: (302) 894-6120; email address: oploanswebadmin@citigroup.com), Attention: Williams Partners L.P. Account Officer, with a copy to Citicorp North America, Inc., 333 Clay Street, Suite 3700, Houston, Texas 77002 (fax number: (713) 481-0247), Attention: Williams Partners L.P. Account Officer;
     (iii) if to the Issuing Bank, to Citibank, N.A., 2 Penns Way, Suite 200, New Castle, Delaware 19720 (fax number: (302) 894-6120; email address: oploanswebadmin@citigroup.com), Attention: Williams Partners L.P. Account Officer, with a copy to Citicorp North America, Inc., 333 Clay Street, Suite 3700, Houston, Texas 77002 (fax number: (713) 481-0247), Attention: Williams Partners L.P. Account Officer;

     (iv) if to the Swingline Lender, to The Bank of Nova Scotia, 1 Liberty Plaza, Floors 22-26, 165 Broadway, New York, New York 10006 (fax number (212) 225-5709), Attention: Oliver Xun, Loan Administration Officer; and
     (v) if to any other Lender Party, to it at its address (or fax number) set forth in its Administrative Questionnaire.
or at such other address as shall be notified in writing (x) in the case of the Borrower, the Administrative Agent and the Swingline Lender, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.
     (b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.02 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII) shall not be effective until received by the Administrative Agent.
     (c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender Party to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.
     Section 9.02 Posting of Approved Electronic Communications.
     (a) Each of the Lender Parties and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lender Parties by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
     (b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the date hereof, a dual firewall and a User ID/Password

Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lender Parties and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged, each of the Lender Parties and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
     (c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT’S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.
     (d) Each of the Lender Parties and the Borrower agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.
     Section 9.03 Waivers; Amendments.
     (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
     Section 9.04 Expenses; Indemnity; Damage Waiver
     (a) The Borrower agrees to pay, within 30 days of receipt by the Borrower of request therefor, all reasonable out-of-pocket costs and expenses of the Lead Arranger, the Administrative Agent and the Issuing Banks in connection with the syndication, preparation, execution, delivery, administration, modification and amendment of this Agreement, the Letters of Credit, the Notes, or any other Loan Document and the other documents to be delivered under this Agreement, including the reasonable fees and out-of-pocket expenses of Bracewell & Giuliani, LLP, counsel for the Administrative Agent, with respect thereto and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, the Notes and any other Loan Document and the reasonable costs and expenses of the Issuing Banks in connection with any Letter of Credit, and (ii) the Borrower agrees to pay on demand all costs and expenses, if any (including reasonable counsel fees and out-of-pocket expenses), of the Administrative Agent, the Issuing Banks and each Lender in connection with the enforcement (after the occurrence and during the continuance of an Event of Default and whether through negotiations (including formal workouts or restructurings), legal proceedings or otherwise) against the Borrower or any Guarantor of any Loan Document.
     (b) The Borrower agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Administrative Agent, the Issuing Banks, the Lead Arranger, each Lender and each Related Party of any of the foregoing Persons (the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs, penalties, fees and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever for which any of them may become liable or which may be incurred by or asserted against any of the Indemnified Parties (other than claims and related damages, losses, liabilities, costs, penalties, fees and expenses made by one Lender (or its successors or assignees) against another Lender) arising out of, related to or in connection with (i) any Loan Document or any other document or instrument delivered in connection herewith, (ii) any violation by the Borrower or any Subsidiary of the Borrower of any Environmental Law or any other law, rule, regulation or order, (iii) any Loan, any Letter of Credit or the use or proposed use of the proceeds of any Loan or Letter of Credit, (iv) any of the Commitments, (v) any transaction in which any proceeds of any Letter of Credit or Loan are applied or (vi) any investigation, litigation or proceeding, whether or not any of the Indemnified Parties is a party thereto, related to or in connection with any of the foregoing or any Credit Document (EXPRESSLY INCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE ATTRIBUTABLE TO THE ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH INDEMNIFIED PARTY, BUT EXCLUDING ANY SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE SOUGHT TO BE RECOVERED BY ANY INDEMNIFIED PARTY TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, PENALTY, FEE OR EXPENSE

RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNIFIED PARTY). IT IS THE INTENT OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY SHALL, TO THE EXTENT PROVIDED IN THIS SECTION 9.04(b), BE INDEMNIFIED FOR ITS OWN ORDINARY, SOLE OR CONTRIBUTORY NEGLIGENCE.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability, cost, penalty, fee or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
     (d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Party referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.
     Section 9.05 Successors and Assigns
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

     (i) Minimum Amounts.
          (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
          (B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 and shall be an integral multiple of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Competitive Loans.
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
          (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
          (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Commitment to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund;
          (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
          (D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
     (iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender as to its own Commitments and amounts owing to it, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders, Issuing Bank and Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.02 that affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     Section 9.06 Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.04 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     Section 9.07 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     Section 9.08 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     Section 9.09 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the Issuing Bank to or for the credit or the account of the Borrower or any Guarantor against any and all of the obligations of the Borrower or any Guarantor now or hereafter existing under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such obligations of the Borrower or any Guarantor may be owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness, provided that demand has been made to the Borrower for payment of such obligations. The rights of each Lender and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or the Issuing Bank may have. Each Lender and the Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     Section 9.10 Governing Law; Jurisdiction; Consent to Service of Process.
     (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER

PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     Section 9.13 Confidentiality. Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) to the extent used in connection with the administration of this Agreement, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) during the existence of an Event of Default, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other similar transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrower or any of its Subsidiaries, provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 9.14 Treatment of Information.
     (a) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to the Borrower or its securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender Party acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender Party, by participating in any conversations or other interactions with a Lender Party or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender Party may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender Party has or has not limited its access to Restricting Information, such Lender Party’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender Party’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to the Borrower or Lender Party or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender Party.
     (b) The Borrower agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lender Parties whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lender Parties to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.14) with respect to the Borrower or its securities for purposes of United States federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lender Parties and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.” Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to the Borrower or its securities nor shall the Administrative Agent or any of its Affiliates incur any liability to the Borrower, any Lender Party or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender Party that may decide not to take access to Restricting Information. Nothing in this Section 9.14 shall modify or limit a Lender Party’s obligations under Section 9.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.
     (c) Each Lender Party acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender Party agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender Party’s Administrative Questionnaire. Each Lender Party agrees to notify the Administrative Agent from time to time of such Lender Party’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

     (d) Each Lender Party acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lender Parties generally. Each Lender Party that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lender Parties may have access to Restricting Information that is not available to such electing Lender Party. None of the Administrative Agent nor any Lender Party with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender Party or to use such Restricting Information on behalf of such electing Lender Party, and shall not be liable for the failure to so disclose or use, such Restricting Information.
     (e) The provisions of the foregoing clauses of this Section 9.14 are designed to assist the Administrative Agent, the Lender Parties and the Borrower, in complying with their respective contractual obligations and applicable law in circumstances where certain Lender Parties express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lender Parties hereunder or thereunder may contain Restricting Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s or Lender Party’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or Lender Party with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lender Parties and the Borrower assumes the risks associated therewith.
     Section 9.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     Section 9.16 No Waiver; Remedies. No failure on the part of any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, any right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.
     Section 9.17 Liability of General Partner. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under the other Loan Documents. Notwithstanding the foregoing, nothing in this Section 9.17 shall be construed to modify or supersede any obligation of the General Partner to restore any negative balance in its capital account (maintained by the Borrower pursuant to the Partnership Agreement) upon liquidation of its interest in the Borrower.

     Section 9.18 USA Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Act. The Borrower shall, following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
[Signature Pages to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, General Partner

By:	/s/ Rodney J. Sailor

Name:	Rodney J. Sailor
Title:	Treasurer
Signature Page to Credit Agreement
Williams Partners L.P.

CITIBANK, N.A., Individually and as Administrative Agent and as Issuing Bank
By:	/s/ Todd Mogil
Todd Mogil
Attorney-in-Fact

Signature Page to Credit Agreement
Williams Partners L.P.

THE BANK OF NOVA SCOTIA, Individually and as Swingline Lender
By:	/s/ Andrew Ostrov
Andrew Ostrov
Director

Signature Page to Credit Agreement
Williams Partners L.P.

BANK OF AMERICA, N.A.
By:	/s/ Ronald E. McKaig
Ronald E. McKaig
Senior Vice President

Signature Page to Credit Agreement
Williams Partners L.P.

JPMORGAN CHASE BANK, N.A.
By:	/s/ Kevin Utsey
Kevin Utsey
Vice President

Signature Page to Credit Agreement
Williams Partners L.P.

BNP PARIBAS
By:	/s/ Larry Robinson
Larry Robinson
Director

By:	/s/Betsy Jocher
Betsy Jocher
Director

Signature Page to Credit Agreement
Williams Partners L.P.

CALYON NEW YORK BRANCH
By:	/s/ Dennis E. Petito
Dennis E. Petito
Managing Director

By:	/s/ Sharada Manne
Sharada Manne
Vice President

Signature Page to Credit Agreement
Williams Partners L.P.

MERRILL LYNCH BANK USA
By:	/s/ Louis Alder
Louis Alder
Director

Signature Page to Credit Agreement
Williams Partners L.P.

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Lawrence P. Sullivan
Lawrence P. Sullivan
Managing Director

Signature Page to Credit Agreement
Williams Partners L.P.

LEHMAN BROTHERS COMMERCIAL BANK
By:	/s/ Brian McNany
Brian McNany
Authorized Signatory

Signature Page to Credit Agreement
Williams Partners L.P.

BAYERISCHE LANDESBANK, New York Branch
By:	/s/ Craig J. Anderson
Craig J. Anderson
First Vice President

By:	/s/ Nikolai von Mengden
Nikolai von Mengden
Senior Vice President

Signature Page to Credit Agreement
Williams Partners L.P.

TORONTO DOMINION (TEXAS) LLC
By:	/s/ Masood Fikree
Masood Fikree
Authorized Signatory

Signature Page to Credit Agreement
Williams Partners L.P.

BARCLAYS BANK PLC
By:	/s/ Ann E. Sutton
Ann E. Sutton
Associate Director

Signature Page to Credit Agreement
Williams Partners L.P.

ROYAL BANK OF CANADA
By:	/s/ David McCluskey
David A. McCluskey
Authorized Signatory

Signature Page to Credit Agreement
Williams Partners L.P.

MIZUHO CORPORATE BANK, LTD.
By:	/s/ Raymond Ventura
Raymond Ventura
Deputy General Manager
Signature Page to Credit Agreement
Williams Partners L.P.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.
By:	/s/ Linda Terry
Linda Terry
Vice President and Manager
Signature Page to Credit Agreement
Williams Partners L.P.

THE ROYAL BANK OF SCOTLAND plc
By:	/s/ Brian Smith
Brian Smith
Vice President
Signature Page to Credit Agreement
Williams Partners L.P.

ABN AMRO BANK, N.V.
By:	/s/ John D. Reed
John D. Reed
Director

By:	/s/ Todd D. Vaubel
Todd D. Vaubel
Vice President

Signature Page to Credit Agreement
Williams Partners L.P.

SCHEDULE 2.01
Commitments

Lender	Term Commitment	Revolving Commitment
Citibank, N.A.	$20,000,000	$16,000,000
The Bank of Nova Scotia	$20,000,000	$16,000,000
Bank of America, N.A.	$20,000,000	$16,000,000
JPMorgan Chase Bank, N.A.	$20,000,000	$16,000,000
BNP Paribas	$15,000,000	$12,000,000
Calyon New York Branch	$15,000,000	$12,000,000
Merrill Lynch Bank USA	$15,000,000	$12,000,000
Wachovia Bank, National Association	$15,000,000	$12,000,000
Lehman Brothers Commercial Bank	$15,000,000	$12,000,000
Bayerische Landesbank	$12,500,000	$10,000,000
Toronto Dominion (Texas) LLC	$12,500,000	$10,000,000
Barclays Bank PLC	$12,500,000	$10,000,000
Royal Bank of Canada	$12,500,000	$10,000,000
Mizuho Corporate Bank, Ltd.	$12,500,000	$10,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$12,500,000	$10,000,000
The Royal Bank of Scotland plc	$10,000,000	$8,000,000
ABN AMRO Bank N.V.	$10,000,000	$8,000,000
TOTAL	$250,000,000.00	$200,000,000.00

SCHEDULE 6.05
Restrictive Agreements
None

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE
     Reference is made to the Credit Agreement dated as of December 11, 2007 (as amended and in effect on the date hereof, the “Credit Agreement”), among Williams Partners L.P., the Lenders named therein and Citibank, N.A., as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.
     The Assignor named herein hereby sells and assigns, without recourse, to the Assignee named herein, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth herein the interests set forth herein (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth herein in the Commitment of the Assignor on the Assignment Date and Competitive Loans and Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, together with the participations in Letters of Credit, LC Disbursements and Swingline Loans held by the Assignor on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
     This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.05(b) of the Credit Agreement.
     This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment
(“Assignment Date”):

1

Percentage Assigned of
	Principal Amount	Facility/Commitment (set forth, to at
	Assigned (and	least 8 decimals, as a percentage of
	identifying information	the Facility and the aggregate
	as to individual	Commitments of all Lenders
Facility	Competitive Loans)	thereunder)
Commitment Assigned:	$	%
Revolving Loans:
Term Loan
Competitive Loans
The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By:
Name:
Title:

[Name of Assignee], as Assignee

By:
Name:
Title:

2

The undersigned hereby consent to the within assignment:

Williams Partners L.P.		Citibank, N.A.,
as Administrative Agent
By:	Williams Partners GP LLC, General Partner

By:		By:
	Name:	Name:
	Title:	Title:

Citibank, N.A.,		Citibank, N.A.,
as Swingline Lender		as Issuing Bank

By:		By:
	Name:	Name:
	Title:	Title:

3

EXHIBIT B
FORM OF BORROWING REQUEST
Dated
Citibank, N.A.,
      as Administrative Agent
2 Penns Way, Suite 200
New Castle, Delaware 19720
Ladies and Gentlemen:
     This Borrowing Request is delivered to you by Williams Partners L.P. (the “Borrower”), a Delaware limited partnership, under Section 2.03 of the Credit Agreement dated as of December 11, 2007 (as restated, amended, modified, supplemented and in effect, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, and Citibank, N.A., as Administrative Agent.
     1. The Borrower hereby requests that the Lenders make a Loan or Loans in the aggregate principal amount of $                     (the “Loan” or the “Loans”).1/
     2. The Borrower hereby requests that the Loan or Loans be made on the following Business Day: 2/
     3. The Borrower hereby requests that the Loan or Loans be of the Type and have the Interest Period set forth below:

	Principal		Maturity Date for
Type of	Component of	Interest Period	Interest Period
Loan	Loan	(if applicable)	(if applicable)
     4. The Borrower hereby requests that the funds from the Loan or Loans be disbursed to the following bank account:                                         .
     5. After giving effect to any requested Revolving Loan, the sum of the Revolving Credit Exposures, plus the aggregate principal amount of Competitive Loans outstanding as of the date hereof

1.	Complete with an amount in accordance with Section 2.03 of the Credit Agreement.

2.	Complete with a Business Day in accordance with Section 2.03 of the Credit Agreement.

1

(including the requested Revolving Loans) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.
     6. All of the conditions applicable to the Loans requested herein as set forth in the Credit Agreement will be satisfied on the date of such Loans.
     7. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this                      day of                     ,                     .

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC
its General Partner

By:
Name:
Title:

2

EXHIBIT C
FORM OF COMPETITIVE BID REQUEST
Citibank, N.A.,
      as Administrative Agent
2 Penns Way, Suite 200
New Castle, Delaware 19720
Ladies and Gentlemen:
     Reference is made to the Credit Agreement dated as of December 11, 2007 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), among the undersigned, the Lenders party thereto, and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

(A)	Borrowing Date of Competitive
Borrowing (which is a Business Day)

(B)	Aggregate Principal Amount of
Competitive Borrowing1/

(C)	Interest rate basis2/

(D)	Interest Period and the last day thereof3/

(E)	Maturity Date

(F)	Location and number of Borrower’s account to which funds are to be deposited

By the delivery of this Competitive Bid Request and the acceptance of any or all of the Competitive Loans offered by the Lenders in response to this Competitive Bid Request, the undersigned shall be deemed to have represented and warranted that the applicable conditions to lending specified in Article IV of the Credit Agreement have been satisfied with respect to the Competitive Borrowing requested hereby.

1.	Not less than $5,000,000 or greater than the unused total Commitment and in integral multiples of $1,000,000.

2.	Eurodollar Competitive Borrowing or Fixed Rate Borrowing.

3.	Which shall have a duration (i) in the case of a Eurodollar Loan, of one, two, three or six months and (ii) in the case of Fixed Rate Loan, of not less than seven days nor more than 180 days, and which, in either case, shall end not later than the Maturity Date.

1

Very truly yours,

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC,
its General Partner

By:
Name:
Title:

2

EXHIBIT D
FORM OF
INTEREST ELECTION REQUEST
Dated
Citibank, N.A.,
      as Administrative Agent
2 Penns Way, Suite 200
New Castle, Delaware 19720
Ladies and Gentlemen:
     This irrevocable Interest Election Request (the “Request”) is delivered to you under Section 2.07 of the Credit Agreement dated as of December 11, 2007 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among Williams Partners L.P., a Delaware limited partnership (the “Borrower”), the Lenders party thereto (the “Lenders”), and Citibank, N.A., as Administrative Agent.
     1. This Interest Election Request is submitted for the purpose of:
     (a) [Converting] [Continuing] a                      [Revolving][Term] Loan [into] [as] a                      Loan.1/
     (b) The aggregate outstanding principal balance of such [Revolving][Term] Loan is $                    .
     (c) The last day of the current Interest Period for such [Revolving][Term] Loan is                     .2/
     (d) The principal amount of such [Revolving][Term] Loan to be [converted] [continued] is $                    .3/
     (e) The requested effective date of the [conversion] [continuation] of such [Revolving][Term] Loan is                     .4/
     (f) The requested Interest Period applicable to the [converted] [continued] [Revolving][Term] Loan is                     .5/

1.	Delete the bracketed language and insert “ABR” or “Eurodollar”, as applicable, in each blank.

2.	Insert applicable date for any Eurodollar Loan being converted or continued.

3.	Complete with an amount in compliance with Section 2.08 of the Credit Agreement.

4.	Complete with a Business Day in compliance with Section 2.08 of the Credit Agreement.

5.	Complete for each Eurodollar Loan in compliance with the definition of the term “Interest Period” specified in Section 1.01.

1

     2. With respect to a [Revolving][Term] Borrowing to be converted to or continued as a Eurodollar Borrowing, no Event of Default exists, and none will exist upon the conversion or continuation of the [Revolving][Term] Borrowing requested herein.
     3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request this                      day of                                         ,                     .

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC
its General Partner

By:
Name:
Title:

2

EXHIBIT E
RESERVED

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE
     The undersigned hereby certifies that he is the                                        of WILLIAMS PARTNERS L.P., a Delaware limited partnership (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of December 11, 2007 (as restated, amended, modified, supplemented and in effect from time to time, the “Agreement”), among the Borrower, Citibank, N.A., as Administrative Agent (the “Agent”), for the lenders (the “Lenders”), which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified);
(a) [There currently does not exist any Default under the Agreement.] [Attached hereto is a schedule specifying the details of [a] certain Default[s] which exist under the Agreement and the action taken or proposed to be taken with respect thereto.]
(b) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Sections 6.08(a) and (b) of the Agreement as of the end of the [fiscal quarter][fiscal year] ending                    .
     EXECUTED AND DELIVERED this                      day of                                            , 20                     .

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its General Partner

By:

Name:
Title:

EXHIBIT G
FORM OF
REVOLVING LOAN NOTE

$	, 200
     WILLIAMS PARTNERS L.P., a Delaware limited partnership (the “Borrower”), for value received, promises and agrees to pay to                                                                                       (the “Lender”), or order, at the payment office of CITIBANK, N.A., as Administrative Agent, at 2 Penns Way, Suite 200, New Castle, Delaware 19720, the principal sum of                                                                  AND NO/100 DOLLARS ($                                        ), or such lesser amount as shall equal the aggregate unpaid principal amount of the Revolving Loans owed to the Lender under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Revolving Loans, at such office, in like money and funds, for the period commencing on the date of each such Revolving Loan until such Revolving Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     This note evidences the Revolving Loans owed to the Lender under that certain Credit Agreement dated as of December 11, 2007, by and among the Borrower, Citibank, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender, and the other financial institutions parties thereto (including the Lender) (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
     The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Revolving Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Revolving Loan received by the Lender and the Interest Periods and interest rates applicable to each Revolving Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Revolving Loans.
     This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.
     Except only for any notices which are specifically required by the Credit Agreement, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

1

     The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Revolving Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.
     It is hereby understood and agreed that Williams Partners GP LLC, the general partner of the Borrower, shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder. Notwithstanding the foregoing, nothing in this note shall be construed to modify or supersede any obligation of Williams Partners GP LLC, as general partner of the Borrower, to restore any negative balance in its capital account (maintained by the Borrower pursuant to the Partnership Agreement) upon liquidation of its interest in the Borrower.
     This note shall be construed in accordance with and be governed by the law of the State of New York and the United States of America from time to time in effect.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its General Partner

By:

Name:
Title:

2

SCHEDULE A
TO
REVOLVING LOAN NOTE
This note evidences the Revolving Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Revolving Loan, subject to the payments of principal set forth below:
SCHEDULE
OF
REVOLVING LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

			Principal	Amount of		Balance
			Amount of	Principal		of	Notation
	Interest		Revolving	Paid or	Interest	Revolving	Made
Date	Period	Rate	Loan	Prepaid	Paid	Loans	by

3

EXHIBIT H
FORM OF
TERM LOAN NOTE

$	, 200
     WILLIAMS PARTNERS L.P., a Delaware limited partnership (the “Borrower”), for value received, promises and agrees to pay to                                                                                       (the “Lender”), or order, at the payment office of CITIBANK, N.A., as Administrative Agent, at 2 Penns Way, Suite 200, New Castle, Delaware 19720, the principal sum of                                                                  AND NO/100 DOLLARS ($                                          ), or such lesser amount as shall equal the aggregate unpaid principal amount of the Term Loans owed to the Lender under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Term Loans, at such office, in like money and funds, for the period commencing on the date of each such Term Loan until such Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     This note evidences the Term Loans owed to the Lender under that certain Credit Agreement dated as of December 11, 2007, by and among the Borrower, Citibank, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender, and the other financial institutions parties thereto (including the Lender) (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
     The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Term Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Term Loan received by the Lender and the Interest Periods and interest rates applicable to each Term Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Term Loans.
     This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.
     Except only for any notices which are specifically required by the Credit Agreement, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

1

     The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Term Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.
     It is hereby understood and agreed that Williams Partners GP LLC, the general partner of the Borrower, shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder. Notwithstanding the foregoing, nothing in this note shall be construed to modify or supersede any obligation of Williams Partners GP LLC, as general partner of the Borrower, to restore any negative balance in its capital account (maintained by the Borrower pursuant to the Partnership Agreement) upon liquidation of its interest in the Borrower.
     This note shall be construed in accordance with and be governed by the law of the State of New York and the United States of America from time to time in effect.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its General Partner

By:

Name:
Title:

2

SCHEDULE A
TO
TERM LOAN NOTE
This note evidences the Term Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Term Loan, subject to the payments of principal set forth below:
SCHEDULE
OF
TERM LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

			Principal	Amount of	Balance
			Amount of	Principal	of	Notation
	Interest		Term	Paid or	Interest	Term	Made
Date	Period	Rate	Loan	Prepaid	Paid	Loans	by

3

EXHIBIT I
FORM OF
COMPETITIVE LOAN NOTE

$	, 200
     WILLIAMS PARTNERS L.P., a Delaware limited partnership (the “Borrower”), for value received, promises and agrees to pay to                                                                                       (the “Lender”), or order, at the payment office of CITIBANK, N.A., as Administrative Agent, at 2 Penns Way, Suite 200, New Castle, Delaware 19720, the principal sum of                                                                  AND NO/100 DOLLARS ($                                        ), or such lesser amount as shall equal the aggregate unpaid principal amount of the Competitive Loans owed to the Lender under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Competitive Loans, at such office, in like money and funds, for the period commencing on the date of each such Competitive Loan until such Competitive Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     This note evidences the Competitive Loans owed to the Lender under that certain Credit Agreement dated as of December 11, 2007, by and among the Borrower, Citibank, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender, and the other financial institutions parties thereto (including the Lender) (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
     The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Competitive Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Competitive Loan received by the Lender and the Interest Periods and interest rates applicable to each Competitive Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Competitive Loans.
     This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.
     Except only for any notices which are specifically required by the Credit Agreement, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

1

     The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Competitive Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.
     It is hereby understood and agreed that Williams Partners GP LLC, the general partner of the Borrower, shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder. Notwithstanding the foregoing, nothing in this note shall be construed to modify or supersede any obligation of Williams Partners GP LLC, as general partner of the Borrower, to restore any negative balance in its capital account (maintained by the Borrower pursuant to the Partnership Agreement) upon liquidation of its interest in the Borrower.
     This note shall be construed in accordance with and be governed by the law of the State of New York and the United States of America from time to time in effect.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its General Partner

By:

Name:
Title:

2

SCHEDULE A
TO
COMPETITIVE LOAN NOTE
This note evidences the Competitive Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for each such Competitive Loan, subject to the payments of principal set forth below:
SCHEDULE
OF
COMPETITIVE LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

			Principal	Amount of		Balance
			Amount of	Principal		of	Notation
	Interest		Competitive	Paid or	Interest	Competitive	Made
Date	Period	Rate	Loan	Prepaid	Paid	Loans	by

3

EXHIBIT J
FORM OF
SWINGLINE LOAN NOTE

$50,000,000.00	, 200
     WILLIAMS PARTNERS L.P., a Delaware limited partnership (the “Borrower”), for value received, promises and agrees to pay to THE BANK OF NOVA SCOTIA, as Swingline Lender under the Credit Agreement, as hereafter defined (the “Swingline Lender”), or order, at the payment office of CITIBANK, N.A., as Administrative Agent, at 2 Penns Way, Suite 200, New Castle, Delaware 19720, the principal sum of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00), or such lesser amount as shall equal the aggregate unpaid principal amount of the Swingline Loans owed to the Swingline Lender under the Credit Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Swingline Loans, at such office, in like money and funds, for the period commencing on the date of each such Swingline Loan until such Swingline Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
     This note evidences the Swingline Loans owed to the Swingline Lender under that certain Credit Agreement dated as of December 11, 2007, by and among the Borrower, Citibank, N.A., individually, as Administrative Agent, Issuing Bank and Swingline Lender, and the other financial institutions parties thereto (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
     The Swingline Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the amount and date of each payment or prepayment of principal of each such Swingline Loan received by the Swingline Lender, provided that any failure by the Swingline Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Swingline Loans.
     This note may be held by the Swingline Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Swingline Lender to another lending office of the Swingline Lender from time to time as the Swingline Lender may determine.
     Except only for any notices which are specifically required by the Credit Agreement, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

1

     The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Swingline Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
     This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.
     It is hereby understood and agreed that Williams Partners GP LLC, the general partner of the Borrower, shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder. Notwithstanding the foregoing, nothing in this note shall be construed to modify or supersede any obligation of Williams Partners GP LLC, as general partner of the Borrower, to restore any negative balance in its capital account (maintained by the Borrower pursuant to the Partnership Agreement) upon liquidation of its interest in the Borrower.
     This note shall be construed in accordance with and be governed by the law of the State of New York and the United States of America from time to time in effect.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC, its General Partner

By:

Name:
Title:

2

SCHEDULE A
TO
SWINGLINE LOAN NOTE
This note evidences the Swingline Loans owed to the Lender under the Credit Agreement, in the principal amount set forth below, subject to the payments of principal set forth below:
SCHEDULE
OF
SWINGLINE LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

	Principal	Amount of		Balance
	Amount of	Principal		of	Notation
	Swingline	Paid or	Interest	Swingline	Made
Date	Loan	Prepaid	Paid	Loans	by

3